Exhibit 99.1

Contact: J. Todd Scruggs, Executive Vice President and CFO

(434) 846-2000

tscruggs@bankofthejames.com

For Immediate Release

Bank of the James Financial Group, Inc. Announces Results

For 2nd Quarter 2009

Lynchburg, Va., July 23, 2009 … Bank of the James Financial Group, Inc. (OTCBB:BOJF) (quarterly consolidated results unaudited) reported today total net income after tax of $185,000 or $0.06 per basic and diluted share for the quarter ended June 30, 2009 and $379,000 or $0.13 per basic and diluted share year-to-date compared to net income of $524,000 or $0.18 per basic share ($0.17 diluted) and $1,028,000 or $0.35 per basic share ($0.33 diluted) for the respective periods a year ago. All earnings per share amounts have been adjusted to reflect the 5% stock dividend declared by Bank of the James Financial Group, Inc. (the “Company”) at the annual shareholder’s meeting on May 19, 2009 and payable on July 21, 2009 to shareholders of record as of June 16, 2009, as well as all previously declared and paid stock dividends.

The decrease in net income is primarily attributable to increased provisions for the allowance for loan loss in the 2nd quarter and year-to-date. In response to the current economic conditions, management continues to remain aggressive in identifying potential impairment within the loan portfolio and accounting for any impairment through provisions to the allowance for loan loss. Loan loss provisions in the 2nd quarter and year-to-date amounted to $611,000 and $933,000, respectively as compared to $130,000 and $255,000 during the same periods a year ago. The allowance for loan loss as a percentage of total loans increased to 1.09% as of June 30, 2009 from 1.03% as of December 31, 2008.

Also contributing to the decline in net income was the uniform 5 basis point assessment charged to all FDIC member banks by the FDIC insurance fund that was required to be expensed by the end of the 2nd quarter. The assessment amounted to approximately $180,000 and was assessed in addition to the regularly scheduled FDIC insurance premiums paid throughout the year.

Robert R. Chapman III, President of the Bank commented, “While we of course are disappointed that our net income has decreased as compared to the same three and six month periods in 2008, given the special FDIC assessment and the current economic conditions, this decrease does not come as a surprise. What has been a pleasant surprise, however, is the many opportunities we are seeing in the Region 2000 marketplace to develop new customer relationships. These opportunities are providing us with momentum as we execute our strategic plan with confidence and a continued emphasis on risk management.”

Notably, the Bank’s core business continued to expand in a manner consistent with the strategic plan. The Bank saw a significant increase in deposits and loans mainly due to its expanded presence in the Region 2000 market area. Deposits grew from $268,111,000 as of December 31,

2008 to $332,340,000 as of June 30, 2009, an increase of $64,229,000 or 24.0%. Contributing primarily to the increase in deposits was the growth experienced at the Town of Altavista location and the City of Bedford location. These two locations, which both opened in the 4th quarter 2008, combined accounted for approximately $25,000,000 of the total growth in deposits.

Loans, net of the allowance for loan loss, also showed significant growth in the 2nd quarter and year-to-date. Loans increased from $274,890,000 as of December 31, 2008 to $302,423,000 as of June 30, 2009, an increase of $27,533,000 or 10.0%. Requests for loans continue to be steady and in light of the current environment underwriting standards remain stringent.

Bank of the James, a wholly owned subsidiary of Bank of the James Financial Group, Inc., currently operates nine full service locations as well as mortgage origination offices in Forest and Moneta, Virginia. BOTJ Investment Group, Inc., also a wholly owned subsidiary of Bank of the James Financial Group, Inc. operates one investment services office within the Bank’s Church Street office. Bank of the James also offers insurance services and products through its wholly owned subsidiary, BOTJ Insurance, Inc., also located in the Church Street office. Bank of the James Financial Group, Inc. common stock is quoted on the Over The Counter Bulletin Board under the symbol “BOJF” (some web sites require BOJF.OB to quote).

Selected financial highlights are shown below.

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Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements which speak only as of the dates on which they were made. Bank of the James Financial Group (the “Company”) undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Such factors include, but are not limited to competition, general economic conditions, potential changes in interest rates, and changes in the value of real estate securing loans made by Bank of the James (the “Bank”), a subsidiary of Bank of the James Financial Group, Inc. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission and previously filed by the Bank (as predecessor of the Company) with the Federal Reserve Board.

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Bank of the James Financial Group, Inc. and Subsidiaries

(000’s) except ratios and percent data

unaudited

Selected Data:	Three months ending Jun 30, 2009	Three months ending Jun 30, 2008	Change	Year to date Jun 30, 2009	Year To Date Jun 30, 2008	Change
Interest income	$5,101	$4,627	10.24%	$9,602	$9,177	4.63%
Interest expense	2,256	1,998	12.91%	4,304	3,983	8.06%
Net interest income	2,845	2,629	8.22%	5,298	5,194	2.00%
Provision for loan losses	611	130	370.00%	933	255	265.88%
Noninterest income	806	801	0.62%	1,691	1,540	9.81%
Noninterest expense	2,765	2,512	10.07%	5,493	4,951	10.95%
Income taxes	90	264	-65.91%	184	500	-63.20%
Net income	185	524	-64.69%	379	1,028	-63.13%
Weighted average shares outstanding	2,953,402	2,948,300	0.17%	2,952,092	2,949,322	0.09%
Basic net income per share	$0.06	$0.18	$(0.12)	$0.13	$0.35	$(0.22)
Fully diluted net income per share	$0.06	$0.17	$(0.11)	$0.13	$0.33	$(0.20)

Balance Sheet at period end:	Jun 30, 2009	Dec 31, 2008	Change	Jun 30, 2008	Dec 31, 2007	Change
Loans, net	$302,423	$274,890	10.02%	$245,118	$224,022	9.42%
Total securities	48,328	22,130	118.38%	38,216	32,227	18.58%
Total deposits	332,340	268,111	23.96%	239,057	228,723	4.52%
Stockholders’ equity	24,077	24,635	-2.27%	24,803	24,524	1.14%
Total assets	396,965	328,605	20.80%	306,115	270,060	13.35%
Shares outstanding	2,953,504	2,950,768	2,736	3,089,049	3,093,847	(4,798)
Book value per share	$8.15	$8.35	(0.20)	$8.03	$7.93	$0.10

Daily averages:	Three months ending Jun 30, 2009	Three months ending Jun 30, 2008	Change	Year to date Jun 30, 2009	Year to date Jun 30, 2008	Change
Loans, net	$296,440	$236,510	25.34%	$288,385	$231,835	24.39%
Total securities	46,708	37,237	25.43%	41,044	32,756	25.30%
Total deposits	319,802	236,760	35.07%	307,619	230,587	33.41%
Stockholders’ equity	24,171	24,891	-2.89%	24,386	24,681	-1.20%
Interest earning assets	359,701	279,619	28.64%	345,701	269,836	28.12%
Interest bearing liabilities	312,721	234,909	33.12%	303,267	224,352	35.17%
Total assets	381,808	294,938	29.45%	367,903	283,504	29.77%

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Financial Ratios:	Three months ending Jun 30, 2009	Three months ending Jun 30, 2008	Change	Year to date Jun 30, 2009	Year to date Jun 30, 2008	Change
Return on average assets	0.19%	0.71%	(0.52)	0.21%	0.73%	(0.52)
Return on average equity	3.07%	8.47%	(5.40)	3.13%	8.38%	(5.25)
Net interest margin	3.29%	3.78%	(0.49)	3.15%	3.87%	(0.72)
Efficiency ratio	75.73%	73.24%	2.49	78.59%	73.52%	5.07
Average equity to average assets	6.33%	8.44%	(2.11)	6.63%	8.71%	(2.08)

Allowance for loan losses:	Three months ending Jun 30, 2009	Three months ending Jun 30, 2008	Change	Year to date Jun 30, 2009	Year to date Jun 30, 2008	Change
Beginning balance	$3,004	$2,244	33.87%	$2,859	$2,146	33.22%
Provision for losses	611	130	370.00%	933	255	265.88%
Charge-offs	(309)	(112)	175.89%	(500)	(149)	235.57%
Recoveries	17	13	30.77%	31	23	34.78%
Ending balance	3,323	2,275	46.07%	3,323	2,275	46.07%

Nonperforming assets:	Jun 30, 2009	Dec 31, 2008	Change	Jun 30, 2008	Dec 31, 2007	Change
Total nonperforming loans	$2,605	$3,859	-32.50%	$2,316	$1,246	85.87%
Other real estate owned	2,359	81	N/A	404	—	N/A
Total nonperforming assets	4,964	3,940	25.99%	2,720	1,246	118.30%

Asset quality ratios:	Jun 30, 2009	Dec 31, 2008	Change	Jun 30, 2008	Dec 31, 2007	Change
Nonperforming loans to total loans	0.85%	1.39%	(0.54)	0.94%	0.55%	0.39
Allowance for loan losses to total loans	1.09%	1.03%	0.06	0.92%	0.95%	(0.03)
Allowance for loan losses to nonperforming loans	127.56%	74.09%	53.48	98.23%	172.23%	(74.00)

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